Exhibit 12.1: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
(dollars in thousands) (unaudited)

	For the Six Months
	Ended June 30,

	2003	2002

Including Interest on Deposits
Earnings:
Income before income taxes	$1,527,154	$1,305,603
Fixed charges	777,241	799,687
Interest capitalized during period, net of amortization of previously capitalized interest	(6,697)	(3,769)

Earnings, for computation purposes	$2,297,698	$2,101,521

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on deposits, short-term borrowings, and long-term debt and bank notes, expensed or capitalized	$776,350	$797,322
Portion of rents representative of the interest factor	891	2,365

Fixed charges	777,241	799,687
Preferred stock dividend requirements	11,005	11,224

Fixed charges and preferred stock dividend requirements, including interest on deposits, for computation purposes	$788,246	$810,911

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits	2.91	2.59

Excluding Interest on Deposits
Earnings:
Income before income taxes	$1,527,154	$1,305,603
Fixed charges	198,025	171,128
Interest capitalized during period, net of amortization of previously capitalized interest	(6,707)	(3,779)

Earnings, for computation purposes	$1,718,472	$1,472,952

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on short-term borrowings and long-term debt and bank notes, expensed or capitalized	$197,134	$168,763
Portion of rents representative of the interest factor	891	2,365

Fixed charges	198,025	171,128
Preferred stock dividend requirements	11,005	11,224

Fixed charges and preferred stock dividend requirements, excluding interest on deposits, for computation purposes	$209,030	$182,352

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits	8.22	8.08

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pre-tax earnings which would have been required to cover such dividend requirements on the Corporation's Preferred Stock outstanding.